Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK ANNOUNCES PLANNED RETIREMENT OF
EXECUTIVE VP & CFO FRANCIS A. CONTINO IN 2008;
GORDON M. STETZ TO BECOME EXECUTIVE VP & CFO

SPARKS, MD, JULY 2 --- Robert J. Lawless, Chairman and Chief Executive Officer of McCormick & Company, Inc., today announced the retirement of Francis A. Contino, Executive Vice President - Strategic Planning and Chief Financial Officer, effective July 1, 2008.   Mr. Lawless also announced the appointment of Gordon M. Stetz, who is currently Vice President - Finance for the Company’s European businesses, as Executive Vice President and Chief Financial Officer, effective November 1, 2007.

Mr. Contino joined McCormick in June of 1998 as Executive Vice President and Chief Financial Officer and a member of the Corporate Board of Directors.  Prior to joining McCormick, Mr. Contino was Managing Partner of the Baltimore office of Ernst & Young.  Mr. Contino will retain his responsibilities as Executive Vice President - Strategic Planning until his retirement at the end of June 2008.  He will work closely with Mr. Stetz over the next several months to facilitate an orderly transition.

Mr. Stetz joined McCormick in 1987.  Prior to his appointment as chief financial officer for the Company’s European businesses, Mr. Stetz served in a number of leadership positions within the Company’s financial organization, including the role of chief financial officer of the Company’s largest business unit, the U.S. Consumer Products Division, as well as other key roles in the Company’s mergers and acquisitions and financial planning activities.

Commented Bob Lawless, “Fran’s vision regarding the implementation of SAP and his financial leadership have been instrumental in moving the Company forward.  He leaves a strong financial team and a foundation for continued success.  We are grateful for his leadership and wish him well in his upcoming retirement.

Many factors contribute to the success of our great Company, and one of them is an orderly succession plan.  This current announcement is another step to ensure an orderly transition of leadership responsibilities. Gordon has long been recognized as a leader and a strategic thinker, and he has been a key contributor in the success of the Company’s U.S. Consumer and European businesses.  He will bring these same strengths and leadership to his new role.  Gordon and Fran will work closely together over the next several months to ensure a smooth transition and continued focus on our strong financial success.”

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry — to foodservice and food processing businesses as well as to retail outlets.

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For information contact:

Corporate Communications: John McCormick (410-771-7110 or
john_mccormick@mccormick.com)

Investor Relations: Joyce Brooks (410-771-7244 or joyce_brooks@mcormick.com)

7/2007